Exhibit 99.1

CEA Industries Inc. Announces Inducement Grants Under Nasdaq Listing Rule 5635(c)(4)

LOUISVILLE, CO, April 8, 2026 (GLOBE NEWSWIRE) -- CEA Industries Inc. (NASDAQ: BNC) (“BNC” or the “Company”), today announced that its Board of Directors approved the granting of restricted stock units (“RSUs”) to Brent Miller, the Company’s newly appointed Chief Financial Officer (effective March 9, 2026), pursuant to the CEA Industries Inc. 2026 Inducement Plan (the “Inducement Plan”). The RSUs were granted as an inducement to Mr. Miller entering into employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4).

The Inducement Plan is used exclusively to grant equity awards to individuals who were not previously employees of BNC, or who have completed a bona fide period of non-employment, as a material inducement to entering into employment with BNC, pursuant to Nasdaq Listing Rule 5635(c)(4).

The RSU grant consisted of time-based RSUs for an aggregate of 363,636 shares of BNC’s common stock, with twenty-five percent (25%) vesting on the first (1st) anniversary of the date of grant, and the remaining seventy-five percent (75%) vesting in equal quarterly installments through the fourth (4th) anniversary of the date of grant. Vesting is subject to Mr. Miller’s continued employment with BNC as of each vesting date. The RSUs are subject to the terms and conditions of the Inducement Plan and the terms and conditions of an RSU award agreement covering the grant.

About CEA Industries Inc.

CEA Industries Inc. (NASDAQ: BNC) is a growth-oriented company that has focused on building category-leading businesses in consumer markets, including building and managing the world’s largest corporate treasury of BNB.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. BNC wishes to caution readers that these forward-looking statements may be affected by the risks and uncertainties in BNC’s business as well as other important factors that may have affected and could in the future affect BNC’s actual results and could cause BNC’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of BNC. In evaluating these forward-looking statements, readers should consider various risk factors, including BNC’s ability to keep pace with new technology and changing market needs; BNC’s ability to finance its current business and proposed future business, including the ability to finance the continued acquisition of BNB; the competitive environment of BNC’s business; and the future value and adoption of BNB. Forward-looking statements are subject to numerous conditions and risks, many of which are beyond BNC’s control. In addition, these forward-looking statements and the information in this press release are qualified in their entirety by cautionary statements and risk factor disclosures contained in BNC’s filings with the SEC. Copies of BNC’s filings with the SEC are available on the SEC’s website at www.sec.gov. BNC undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

CEA Industries Media Inquiries:

Edelman Smithfield

CEA@edelmansmithfield.com

CEA Industries Investor Relations:

james@haydenir.com